                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 16)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  918204108                                        Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                132,387
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power           22,930,354


                                 7) Sole Dispositive Power            34,288


                                 8) Shared Dispositive Power      22,973,322


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,064,141


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  18.9


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 16)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  918204108                                        Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                     132,387
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                22,930,354


                            7) Sole Dispositive Power                 34,288


                            8) Shared Dispositive Power           22,973,322


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,064,141




   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 18.9

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 16)

                                V.F. Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918204108
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  918204108                                         Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power               129,687
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power          22,930,354


                               7) Sole Dispositive Power           33,988


                               8) Shared Dispositive Power     22,973,322


   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  23,061,441


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                18.9


   12) Type of Reporting Person (See Instructions)                         BK

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1997:

(a) Amount Beneficially Owned:                                 23,064,141 shares

(b) Percent of Class:                                                       18.9

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                     132,387
      (ii) shared power to vote or to direct the vote                22,930,354*
     (iii) sole power to dispose or to direct the disposition of         34,288
      (iv) shared power to dispose or to direct the disposition of   22,973,322*

  * PNC Bank National Association serves as co-trustee with M. Rust Sharp and William E. Pike and shares with them voting power and dispositive power with respect to 22,923,288 shares.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of PNC Bank Corp. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of
PNC Bancorp, Inc.)

PNC Bank, FSB - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 13, 1998
         -------------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -------------------------------------------------

         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
                               and Chief Financial Officer
         -------------------------------------------------
         Name/Title


         February 13, 1998
         -------------------------------------------------

         Date


         /s/ PAUL L. AUDET
         -------------------------------------------------

         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         -------------------------------------------------

         Name/Title


         February 13, 1998
         -------------------------------------------------

         Date


         /s/ THOMAS R. MOORE
         -------------------------------------------------

         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         -------------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 13.